Exhibit (4)(b)

[ ]

DELAWARE LIFE INSURANCE COMPANY

[Service Address

P.O. Box 80428

Indianapolis, IN 46280

1-800-374-3714

www.delawarelife.com]

Guaranteed Lifetime Withdrawal Benefit Rider

[Marketing Name]

This Rider is attached to and made part of the contract as of the Issue Date and the provisions of this Rider apply in lieu of any contract provision to the contrary.

The Company will provide a guaranteed living benefit under the conditions of this Rider.

The guaranteed living benefit is the Owner’s right to receive the Annual Withdrawal Amount in each Contract Year for the life of the Covered Person, or for the joint lives of the Covered Person and the Joint Covered Person.

In some cases when the Owner makes a withdrawal from the contract, the amount of the guaranteed benefits under this Rider are reduced and may be reduced to zero.

The purpose of the guaranteed living benefit provided by this Rider is to provide security through a stream of income payments to the Owner. The guaranteed living benefit will terminate upon change in ownership of the contract unless the ownership change meets certain requirements specified in the Termination of this Rider provision.

Signed for Delaware Life Insurance Company.

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[Michael S. Bloom] Secretary	[Daniel J. Towriss] President

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GUARANTEED LIFETIME WITHDRAWAL BENEFIT

DEFINITIONS

Capitalized terms not defined in this Rider are defined in the contract.

References in this Rider to “receipt”, “receives”, or “received” by the Company mean receipt in good order at our Service Address shown on the cover page of this Rider, or at such other location (and by any such means) we identify as acceptable to us.

Annual Rider Fee Rate: The Annual Rider Fee Rate is the rate used to calculate the Rider Fee. The Annual Rider Fee Rate is shown on the applicable Additional Benefit Specifications Page and will never exceed the Maximum Annual Rider Fee Rate shown on the applicable Additional Benefit Specifications Page.

Annual Withdrawal Amount (“AWA”): The maximum amount that the Owner may withdraw in a Contract Year without reducing the Withdrawal Benefit Base. The AWA can change from Contract Year to Contract Year, based on changes in the Withdrawal Benefit Base.

Bonus Amount: An amount that may be added to the Withdrawal Benefit Base as a bonus at the end of each Contract Year during the Bonus Period and on the Income Start Date. The Bonus Amount is equal to the Bonus Rate multiplied by the Bonus Base.

Bonus Base: The amount used to calculate any Bonus Amounts during the Bonus Period.

Bonus Period: A time period measured from the Issue Date or the last Step-Up Date before the Income Start Date, over which the Withdrawal Benefit Base can accumulate Bonus Amounts. The Bonus Period is shown on the applicable Additional Benefit Specifications Page. The Bonus Period terminates automatically on the Income Start Date.

Bonus Rate: An annualized percentage rate multiplied by the Bonus Base on each Contract Anniversary (and on the Income Start Date if not a Contract Anniversary) during the Bonus Period to determine any Bonus Amounts. The Bonus Rate is shown on the applicable Additional Benefit Specifications Page.

Covered Person: The natural person whose age is used to determine the Lifetime Withdrawal Percentage for purposes of calculating the AWA on the Income Start Date and on any subsequent Step-Up Date. If joint life coverage is elected, the Covered Person is the younger spouse.

Early Withdrawal: Any withdrawal taken prior to the Income Start Date.

Excess Withdrawal: In any Contract Year after the Income Start Date, an Excess Withdrawal is the portion of cumulative withdrawals that exceeds the higher of the AWA and the Protected RMD.

GLWB Maximum Annual Purchase Payment Amount: The aggregate amount of Purchase Payments we will accept each Contract Year after the first Contract Anniversary. The GLWB Maximum Annual Purchase Payment Amount is shown on the applicable Additional Benefit Specifications Page.

Income Start Date: The date we receive your election to activate your right to withdraw the AWA. We will calculate the initial AWA on the Income Start Date. The Income Start Date cannot be later than the last Valuation Period before the Maximum Annuity Income Date.

Joint Covered Person: If joint-life coverage is elected, the Joint Covered Person is the spouse of the Covered Person, as recognized under federal tax law.

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Lifetime Withdrawal Percentage: A percentage, which is based on the Covered Person’s age on the Income Start Date and on any subsequent Step-Up Date, that is applied to the Withdrawal Benefit Base to determine the AWA. The tables of Lifetime Withdrawal Percentages are shown on the applicable Additional Benefit Specifications Page.

Protected RMD: For a Qualified Contract, a value calculated after the first Contract Anniversary and the Income Start Date that is used to determine the maximum amount that the Owner may withdraw in a Contract Year without reducing the Withdrawal Benefit Base. The Protected RMD is not available during the first Contract Year or prior to the Income Start Date.

Rider Fee: The charge for this Rider, calculated as the Annual Rider Fee Rate, divided by four, and then multiplied by the Withdrawal Benefit Base. The Rider Fee will continue to be deducted until the earliest of the Annuity Income Date, the date on which the Contract Value equals zero, or the termination of this Rider.

Rider Quarter: A three-month period while this Rider is in effect with the first Rider Quarter beginning on the Issue Date.

Step-Up: An increase that the Company may make to the Withdrawal Benefit Base under the terms of this Rider.

Step-Up Date: The date when the Withdrawal Benefit Base is increased by a Step-Up.

Withdrawal Benefit Base: The amount used to calculate the AWA and the Rider Fee. The Withdrawal Benefit Base is not available for withdrawal, surrender, as a death benefit, or for application to any Annuity Option.

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BENEFIT TERMS AND PROVISIONS

Annual Withdrawal Amount (“AWA”)

Following the Income Start Date, this Rider guarantees that the Owner may withdraw and receive an annual amount each Contract Year during the lifetime of the Covered Person or, if a joint-life income is selected, during the lifetimes of the Covered Person and the Joint Covered Person. The guaranteed annual amount is known as the AWA and can vary from Contract Year to Contract Year as further described below.

How the AWA is Determined

The AWA is first determined on the Income Start Date and then on each subsequent Contract Anniversary. The AWA equals the Lifetime Withdrawal Percentage multiplied by the Withdrawal Benefit Base. The applicable Lifetime Withdrawal Percentage is based on the Covered Person’s age on the Income Start Date.

If a Step-Up occurs as described in the Step-Up Feature provision below, then the Lifetime Withdrawal Percentage may be adjusted and will correspond to the Covered Person’s age on the Step-Up Date.

The AWA is not cumulative. If less than the AWA is withdrawn in any one Contract Year, then the unused portion of the AWA is not available to be withdrawn in future Contract Years.

How the Withdrawal Benefit Base is Determined

The Withdrawal Benefit Base is an amount used to calculate the AWA and the Rider Fee under this Rider. The Withdrawal Benefit Base is not available for withdrawal, surrender, as a death benefit, or for application to any Annuity Option. This Rider will terminate on the Annuity Income Date, and the Withdrawal Benefit Base will no longer be calculated or maintained for any purpose thereafter.

The Withdrawal Benefit Base is an accumulation of Purchase Payments, increased by any Bonus Amounts or Step-Ups and reduced by adjustments for any Early Withdrawals or Excess Withdrawals.

The Withdrawal Benefit Base on the Issue Date is equal to the sum of the Purchase Payments received. After the Issue Date, the Withdrawal Benefit Base is:

•	increased by any subsequent Purchase Payments accepted by the Company;

•	increased by any Step-Ups or Bonus Amounts as described in the Step-Up Feature and Bonus Feature provision below;

•	decreased proportionally by any Early Withdrawals; and

•	decreased proportionally by any Excess Withdrawals.

If the Contract Value is reduced to zero for any reason other than an Early Withdrawal or Excess Withdrawal and the Withdrawal Benefit Base is greater than zero, then the Withdrawal Benefit Base will not be reduced. All rights and benefits under the contract will terminate except for the right to receive future payments under this Rider. Payments will be calculated and made in the same manner described in the AWA Settlement Option provision of this Rider.

These payments will continue for as long as the Covered Person lives. If joint-life coverage was elected, these payments will continue while the Covered Person and the Joint Covered Person are alive and will stop when the last surviving Covered Person dies.

Purchase Payments

During the first Contract Year, we will accept Purchase Payments as described in the Payments provision of the contract.

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Subject to the limitations disclosed in the Payments provision of the contract, each Contract Year after the first Contract Anniversary we will accept Purchase Payments that do not cause the total amount of Purchase Payments paid that Contract Year to exceed the GLWB Maximum Annual Purchase Payment Amount. Prior approval of the Company is required before it will accept a Purchase Payment that would cause the total amount of Purchase Payments paid that Contract Year to exceed the GLWB Maximum Annual Purchase Payment Amount. Any Purchase Payment received that exceeds this amount without approval of the Company will be returned to you.

Early Withdrawals

Early Withdrawals could reduce your Withdrawal Benefit Base by more than the dollar amount of the Early Withdrawals.

Early Withdrawals are withdrawals taken prior to the Income Start Date. Early Withdrawals, including required minimum distributions from Qualified Contracts, will reduce the Withdrawal Benefit Base, the Bonus Base, and the Contract Value. Early Withdrawals will also reduce future Bonus Amounts. When an Early Withdrawal is taken, the Withdrawal Benefit Base and the Bonus Base will each be reduced in the same proportion as the amount withdrawn reduces the Contract Value. The new Withdrawal Benefit Base and the new Bonus Base will be set on the effective date of the withdrawal.

An Early Withdrawal will reduce your Withdrawal Benefit Base (and potential AWA) such that the Withdrawal Benefit Base after the Early Withdrawal is equal to:

A x (1 – (B/C))

Where:

•	A is the Withdrawal Benefit Base before the Early Withdrawal;

•	B is the amount of the Early Withdrawal including any Withdrawal Charges; and

•	C is the Contract Value before the Early Withdrawal.

An Early Withdrawal will reduce your Bonus Base such that the Bonus Base after the Early Withdrawal is equal to:

A x (1 – (B/C))

Where:

•	A is the Bonus Base before the Early Withdrawal;

•	B is the amount of the Early Withdrawal including any Withdrawal Charges; and

•	C is the Contract Value before the Early Withdrawal.

If the Contract Value is reduced to zero due to an Early Withdrawal, the contract and this Rider will be immediately terminated.

Withdrawing the AWA

You may begin withdrawing the AWA on or after the Income Start Date. Cumulative withdrawals up to the greater of the AWA and the Protected RMD will not reduce the Withdrawal Benefit Base.

All withdrawals will reduce the Contract Value and are subject to Withdrawal Charges to the extent they exceed the greater of the AWA and the Free Withdrawal Amount.

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Effect of a Protected RMD Withdrawal

For a Qualified Contract with a Contract Value greater than zero, the amount that may be withdrawn, after the first Contract Anniversary and the Income Start Date, without reducing the Withdrawal Benefit Base is the greater of:

•	the AWA, reduced by any prior withdrawals taken during the same Contract Year; and

•	the Protected RMD at the time of the withdrawal, reduced by any prior withdrawals taken during the same Contract Year.

Any portion of a withdrawal that exceeds this amount will be treated as an Excess Withdrawal.

Protected RMD

The RMD Amount is an amount we calculate each calendar year based upon our interpretation of section 401(a)(9) of the Internal Revenue Code or other provisions of federal tax law regarding required minimum distributions applicable to your contract.

Because the RMD Amount used in the calculation of the Protected RMD is based on calendar years rather than Contract Years, the Protected RMD is calculated twice each Contract Year after the first Contract Anniversary and after the Income Start Date.

1.	On the first day of each Contract Year, the Protected RMD is equal to the RMD Amount calculated for that calendar year, reduced by any prior withdrawals taken during the same calendar year.

2.

On January 1st of each Contract Year, the Protected RMD will increase to the RMD Amount calculated for the new calendar year if such amount is greater than the previously calculated Protected RMD. If the RMD Amount calculated for the new calendar year is less than the previously calculated Protected RMD, the Protected RMD will not change.

Excess Withdrawals

Excess Withdrawals could reduce future benefits by more than the dollar amount of the Excess Withdrawals.

On or after the Income Start Date, the portion of any withdrawal that causes the total withdrawals for that Contract Year to exceed the higher of the AWA or the Protected RMD, if applicable, is an Excess Withdrawal. Excess Withdrawals will reduce the Contract Value. Excess Withdrawals will also reduce the Withdrawal Benefit Base in the same proportion as the Contract Value is reduced by the amount of the Excess Withdrawal.

An Excess Withdrawal will reduce your Withdrawal Benefit Base – and thus the AWA – for each subsequent Contract Year. The Excess Withdrawal will reduce the Withdrawal Benefit Base such that the Withdrawal Benefit Base after the Excess Withdrawal is equal to:

A x (1 – (B/C))

Where:

•	A is the Withdrawal Benefit Base before the Excess Withdrawal;

•	B is the amount of the Excess Withdrawal including any Withdrawal Charges; and

•	C is the Contract Value before the Excess Withdrawal.

If the Contract Value is reduced to zero due to an Excess Withdrawal, the contract and this Rider will be immediately terminated.

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Withdrawals in a Contract Year that do not exceed the AWA will not reduce the Withdrawal Benefit Base.

Rider Fee

On the last day of each Rider Quarter, the Rider Fee is calculated by dividing the Annual Rider Fee Rate by four and then multiplying by the Withdrawal Benefit Base. On the last day of the final Rider Quarter in any Contract Year, the Withdrawal Benefit Base for the purpose of calculating the Rider Fee will include any Step-Up or Bonus Amount to be added to the Withdrawal Benefit Base on the Contract Anniversary. The Rider Fee is calculated and deducted pro rata on the last day of each Rider Quarter from each Investment Option to which the Contract Value is allocated. If the Rider terminates on any day except the last day of the Rider Quarter, we will deduct a proportional amount of the Rider Fee to reflect the time elapsed between the first day of the current Rider Quarter and the day the Rider terminates. After this Rider is terminated, the Rider Fee is also terminated.

In addition, in the event of an Early Withdrawal or Excess Withdrawal, we will deduct a proportionate Rider Fee from the amount withdrawn. The proportionate Rider Fee is based on the time elapsed between the first day of the current Rider Quarter and the day of the withdrawal, and the proportion of the Early Withdrawal or Excess Withdrawal to the Contract Value immediately prior to the Early Withdrawal or Excess Withdrawal, including any Withdrawal Charges.

The Rider Fee will continue to be deducted until the earliest of the Annuity Income Date, the date on which the Contract Value equals zero, or the termination of this Rider.

The Company reserves the right to increase the Annual Rider Fee Rate as described in the Step-Up Feature provision.

Step-Up Feature and Bonus Feature

This Rider provides a Step-Up Feature and a Bonus Feature that may increase the Withdrawal Benefit Base. We will determine eligibility for an increase to the Withdrawal Benefit Base under each of these two features on each Contract Anniversary prior to the Income Start Date. We will calculate two potential increases to the Withdrawal Benefit Base, one under the Step-Up Feature and the other under the Bonus Feature, and then increase the Withdrawal Benefit Base by the higher of the two. The new Withdrawal Benefit Base will be the greater of: a) the highest adjusted quarterly Contract Value (the “HQ Contract Value”) as calculated under the Step-Up Feature; or b) the current Withdrawal Benefit Base plus any Bonus Amount available under the Bonus Feature.

On the Income Start Date, we will calculate two potential increases to the Withdrawal Benefit Base, one under the Step-Up Feature and the other under the Bonus Feature, and then increase the Withdrawal Benefit Base by the higher of the two. The new Withdrawal Benefit Base will be the greater of: a) the Contract Value; or b) the current Withdrawal Benefit Base increased proportionally by any applicable Bonus Amount to reflect the number of days elapsed since the last Contract Anniversary.

The Step-Up Feature continues in effect after the Income Start Date. We will continue to determine eligibility for a Step-Up on each Contract Anniversary prior to the Annuity Income Date, and at the end of the Valuation Period immediately preceding the Annuity Income Date.

The Bonus Feature is not available after the Income Start Date.

Any increase in the Withdrawal Benefit Base is subject to the Maximum Withdrawal Benefit Base shown on the applicable Additional Benefit Specifications Page. For purposes of determining this limit, the Company reserves the right to aggregate the Withdrawal Benefit Base with the withdrawal benefit bases of all other variable annuity contracts owned by the Owner that have been issued by Delaware Life Insurance Company or its affiliates.

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Step-Up Feature

On each Contract Anniversary prior to the Annuity Income Date, the Company will compare the current Withdrawal Benefit Base to the HQ Contract Value for the Contract Year just ended. The Withdrawal Benefit Base will be eligible for a Step-Up if the HQ Contract Value is higher than the current Withdrawal Benefit Base. If the Step-Up is applied, the Withdrawal Benefit Base will be increased to equal the HQ Contract Value. If the Step-Up is applied prior to the Income Start Date, then a new Bonus Period will start on the Step-Up Date, with a Bonus Base equal to the new Withdrawal Benefit Base.

The Step-Up will be applied automatically when there is no Bonus Period in effect. During any Bonus Period, however, the new Withdrawal Benefit Base will be the higher of: a) the HQ Contract Value as calculated under the Step-Up Feature; or b) the current Withdrawal Benefit Base plus the Bonus Amount under the Bonus Feature, as further described below.

To determine the HQ Contract Value for the Contract Year just ended, we first record the Contract Value at the end of each Rider Quarter during the prior Contract Year. We then increase each of these recorded quarter-end Contract Values for each Purchase Payment made and decrease them for each withdrawal taken after the end of the applicable Rider Quarter. A withdrawal that is not an Early Withdrawal or an Excess Withdrawal will decrease the recorded quarter-end Contract Values by the amount of the withdrawal. Early Withdrawals and Excess Withdrawals will decrease the recorded quarter-end Contract Values proportionally in the same manner that the Withdrawal Benefit Base is decreased by such withdrawals. After all Purchase Payments and withdrawals are taken into account, the HQ Contract Value is set to the greatest of these four adjusted quarter-end Contract Values.

If the Income Start Date is not a Contract Anniversary, the Company will compare the current Withdrawal Benefit Base to the Contract Value. The Withdrawal Benefit Base will then be adjusted to equal the Contract Value, if higher. The adjustment will be applied automatically when there is no Bonus Period in effect. During any Bonus Period, however, the new Withdrawal Benefit Base will be the higher of: a) the Contract Value; or b) the current Withdrawal Benefit Base plus a proportional Bonus Amount to reflect the number of days elapsed since the last Contract Anniversary.

At the end of the Valuation Period immediately preceding the Annuity Income Date, the Company will compare the current Withdrawal Benefit Base to the Contract Value. The Withdrawal Benefit Base will then be adjusted to equal the Contract Value, if higher.

The Company reserves the right to increase the Annual Rider Fee Rate when a Step-Up occurs. Any Step-Up will automatically occur unless an Annual Rider Fee Rate increase is applicable. If an Annual Rider Fee Rate increase is applicable, then the Company will send notice to the Owner. If we receive the Owner’s written consent to the rate increase prior to the end of the Rider Quarter immediately following the Contract Anniversary, the Step-Up will occur as of the Contract Anniversary. The increased Annual Rider Fee Rate will be used to calculate the Rider Fee on the last day of that Rider Quarter. If the Owner’s consent is not timely received by the Company, the Rider Fee increase will not apply, no Step-Up will occur, and no additional Step-Ups will be permitted.

This Rider, including the Step-Up Feature, will terminate automatically on the Annuity Income Date.

Bonus Feature

On each Contract Anniversary during a Bonus Period, the Company will calculate a Bonus Amount that may be added to the Withdrawal Benefit Base. The Bonus Amount will be equal to the current Bonus Base multiplied by the Bonus Rate. On each Contract Anniversary during a Bonus Period, the Withdrawal Benefit Base will be increased by the greater of a Step-Up, if any, as described above, or the Bonus Amount. In the event of a Step-Up, the Bonus Base will also be increased to equal the new Withdrawal Benefit Base, and a new Bonus Period will begin on the Step-Up Date.

The Bonus Base is not available for withdrawal, surrender, as a death benefit, or for application to any Annuity Option. After the Income Start Date, the Bonus Base is no longer calculated or maintained for any purpose.

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On the Issue Date, the Bonus Base is equal to the Withdrawal Benefit Base. During the Bonus Period, the Bonus Base is increased by any additional Purchase Payments and decreased proportionally for any Early Withdrawals in the same manner that the Withdrawal Benefit Base is decreased by such withdrawals.

If the Income Start Date is not a Contract Anniversary, the Withdrawal Benefit Base will be increased to the greater of:

a) the Contract Value, as described above; or b) the current Withdrawal Benefit Base plus a proportional Bonus Amount to reflect the number of days elapsed since the last Contract Anniversary.

The Bonus Feature terminates automatically on the Income Start Date, after the addition of any Bonus Amount to the Withdrawal Benefit Base.

Fixed Account Restriction

While this Rider is in effect, all Purchase Payments and your entire Contract Value must be allocated among the Subaccounts made available for allocation under the Contract. Any transfer of Contract Value or allocation of Purchase Payments to a Guarantee Period of the Fixed Account will result in termination of this Rider.

Joint-Life Coverage

On the Income Start Date, the Owner has the option to elect joint-life coverage under this Rider.

The Lifetime Withdrawal Percentages for joint-life coverage are shown on the applicable Additional Benefit Specifications Page.

Once elected, except as provided herein, the Owner may not switch between single-life and joint-life coverage. With respect to joint-life coverage, should the Owner’s spouse cease to be the joint Owner or sole Beneficiary under the Contract, then joint-life coverage will automatically convert to single-life coverage. Under these circumstances, the Lifetime Withdrawal Percentage with joint-life coverage will continue to be applied, and all Rider benefits will continue to be based on the age of the younger spouse.

Covered Person or Joint Covered Person

Eligibility to be the Covered Person or Joint Covered Person and elect joint-life coverage under this Rider is based on the contract’s ownership on the Income Start Date. For purposes of this Rider:

An Owner that is not a natural person must name an Annuitant as the Covered Person for single-life coverage. To elect joint-life coverage:

•	The Annuitant must be the Covered Person or the Joint Covered Person;

•	The Covered Person and the Joint Covered Person must be spouses recognized as such under federal tax law;

•	The Covered Person will be the younger of the spouses; and

•	The Annuitant’s spouse must be the sole Beneficiary under the contract.

An individual Owner who is a natural person must also be the Covered Person if he or she elects single-life coverage. If the individual Owner elects joint-life coverage:

•	The Covered Person and the Joint Covered Person must be spouses recognized as such under federal tax law;

•	The Owner must be either the Covered Person or the Joint Covered Person;

•	The Covered Person will be the younger of the spouses; and

•	The Owner’s spouse must be the sole Beneficiary under the contract.

The contract may have two Owners who are spouses recognized as such under federal tax law. In this circumstance, the two Owners may elect:

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•	A single-life income with one Owner named as the Covered Person; or

•	A joint-life income with the younger Owner as the Covered Person and the other Owner as the joint Covered Person.

If the Owner is not a natural person and the Annuitant marries prior to the Income Start Date, then subject to our approval, the Annuitant’s spouse may be added to the contract as an Annuitant and will then be a Covered Person or Joint Covered Person. If the Owner is a natural person and the Owner marries prior to the Income Start Date, the Owner’s spouse may be added to the contract as an Owner, as an Owner and Annuitant, or as the sole Beneficiary, and will then be a Covered Person or Joint Covered Person.

Effect of Divorce on the Rider

The divorce of an Owner may affect the status of this Rider.

Prior to the Income Start Date:

If divorce occurs prior to the Income Start Date, then this Rider will remain in force and the Guaranteed Lifetime Withdrawal Benefit will be available with single-life coverage for subsequent activation based on the Covered Person as defined in this Rider on the Income Start Date.

On or after the Income Start Date with single-life coverage:

If divorce occurs on or after the Income Start Date, this Rider will remain in force as long as the specified Covered Person remains an Owner of the contract and all other conditions described in this Rider continue to be met.

On or after the Income Start Date with joint-life coverage:

If divorce occurs on or after the Income Start Date and the Covered Person and Joint Covered Person are no longer spouses, this Rider will remain in force with single-life coverage as long as the specified Covered Person or Joint Covered Person remains an Owner of the contract and all other conditions described in this Rider continue to be met. The Lifetime Withdrawal Percentage will not change and this Rider will terminate upon the death of any Owner.

You may remove an Owner from the contract upon divorce. If an Owner is removed, the remaining/new Owner becomes the Covered Person. The Lifetime Withdrawal Percentage will not change and this Rider will terminate upon the death of the Owner.

Division of the contract:

In the event of a divorce, if there is a court order, property settlement agreement or other document requiring the division, transfer, or split of the contract, such division, transfer, or split will be considered a withdrawal for all purposes under the contract and as such may adversely affect the benefits available under this Rider. If the withdrawal occurs prior to the Income Start Date, it will be considered an Early Withdrawal. If the withdrawal occurs on or after the Income Start Date and exceeds the AWA, the amount of the excess will be considered an Excess Withdrawal under the terms of this Rider.

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Death of Owner

Impact on Rider – Death of Owner or Certain Non-Owner Annuitant

This Rider terminates on the Death Benefit Date unless:

The contract is continued when an Owner dies before the Income Start Date and the surviving spouse, as sole Beneficiary under the contract, elects to continue this Rider along with the Contract instead of receiving the death benefit.

If an Owner who is the Covered Person or Joint Covered Person dies after the Income Start Date, and joint-life income was elected, then the spouse, as sole Beneficiary under the contract, can continue this Rider and the Contract and continue to receive the AWA for the rest of his or her life.

If the Owner is not a natural person, the death of an Annuitant is treated as the death of the Owner. In this case, if the contract is eligible for spousal continuation under federal tax law, then this Rider may continue as follows:

1.	If an Annuitant dies before the Income Start Date, the surviving spouse may continue this Rider along with the contract; or

2.

If an Annuitant who is the Covered Person or Joint Covered Person dies after the Income Start Date, and joint-life income was elected, then the surviving spouse can continue this Rider and the Contract and continue to receive the AWA for the rest of his or her life.

In order to ensure that the AWA continues after the death of an Owner you must elect a joint-life income on the Income Start Date and the Covered Person and the Joint Covered Person must be spouses to preserve the availability of this Rider after the death of an Owner. In addition, the spouses must be joint Owners or the spouse of the Owner must be the sole Beneficiary.

The right to continue this Rider upon spousal continuation of the contract may be exercised only once. If the surviving spouse remarries then dies neither the contract nor the Rider may be continued.

Impact on Rider of the Annuity Income Date

You cannot activate the benefits under this Rider on or after the Annuity Income Date. If you do not elect an Income Start Date that occurs before the Annuity Income Date, then by the Annuity Income Date you must choose an Annuity Option from among those then available under the contract. If you do not choose an Annuity Option prior to the Annuity Income Date, the Contract Value less any applicable Premium Tax will be applied to a Life Annuity with 10- Year Period Certain on the Annuity Income Date and this Rider will terminate.

If Your Annuity Income Date occurs after the Income Start Date, then your choice of Annuity Options also includes the AWA Settlement Option, described below.

AWA Settlement Option

You may elect the AWA Settlement Option after the Income Start Date and prior to the Maximum Annuity Income Date.

The AWA Settlement Option will be applied automatically if your Contract Value is reduced to zero prior to the Annuity Income Date for any reason other than an Early Withdrawal or an Excess Withdrawal. In that event, all rights and benefits under the contract will terminate except for the right to receive future payments under the AWA Settlement Option.

In either case, any remaining AWA payments for the Current Contract Year will be distributed as a lump sum. The AWA Settlement Option will then go into effect on the next Contract Anniversary, and we will convert your right to withdraw the AWA into systematic monthly payments.

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The AWA Settlement Option provides systematic monthly payments equal to the most-recently calculated AWA divided by 12 for each Contract Year during the life of the Covered Person or, if joint-life coverage has been elected, for the lifetime of the last survivor of the Covered Person and the Joint Covered Person.

Payments under the AWA Settlement Option will only be made monthly. We will not accept any additional Purchase Payments after the AWA Settlement Option goes into effect.

Statements

Prior to the Income Start Date, we will provide you with a written statement at least once each Contract Year that includes:

•	The current Withdrawal Benefit Base;

•	The current single Lifetime Withdrawal Percentage based on the youngest Covered Person; and

•	The AWA that would result if the current Withdrawal Benefit Base were multiplied by the current single Lifetime Withdrawal Percentage based on the youngest Covered Person.

Following the Income Start Date, we will provide you with a written statement at least once each Contract Year that includes:

•	The current Withdrawal Benefit Base; and

•	The AWA resulting from multiplying the current Withdrawal Benefit Base by the Lifetime Withdrawal Percentage established on the Income Start Date or a subsequent Step-Up Date.

Termination of this Rider

Termination of this Rider will occur upon the earliest of:

•	The date we receive the Owner’s request to terminate this Rider;

•	The date of any transfer of Contract Value or allocation of Purchase Payments to a Guarantee Period of the Fixed Account;

•	The date the Withdrawal Benefit Base is reduced to zero as a result of an Early Withdrawal or Excess Withdrawal;

•	An ownership change that has the effect of changing the Covered Person(s) except as described above in the Effect of Divorce on the Rider and Death of Owner provisions;

•	The Annuity Income Date under the contract; or

•	Termination of the contract.

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